EXHIBIT 99.1

      Contact:


Christopher J. Geberth                                            Carney Duntsch
Vice President Finance                                        Investor Relations
Diomed Holdings, Inc.                                            Burns McClellan
(877) 434-6633 or (978) 824-1816                                  (212) 213-0006
investor-relations@diomedinc.com                            cduntsch@burnsmc.com


                     DIOMED ANNOUNCES THIRD QUARTER RESULTS

                 Company Delivers 22% Increase in EVLT(R) Sales

ANDOVER, MA, October 26, 2006 --- Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EVLT(R) laser treatment for varicose veins, today announced results for the third quarter ended September 30, 2006.

Significant accomplishments during the third quarter of 2006 included:

      o Diomed's third highest quarterly revenue performance, at $5.3 million;
      o     EVLT(R) revenue, 22% above the third quarter of 2005;
      o     EVLT(R) disposable revenue, 44% over the third quarter of 2005;
      o     EVLT(R) installed base exceeds 1,000 laser systems;
      o     Nearly 80,000 EVLT(R) procedures successfully performed;
      o Close of $10 million preferred stock financing, increasing cash and short term investments to $13.4 million.
      o Summary Judgment ruling that `777 patent is valid and enforceable, eliminating two of the three defenses and allowing trial on infringement action to proceed;

"We are pleased with our third quarter accomplishments," commented James A. Wylie, CEO and President of Diomed Holdings, Inc. "The Company drove significant year-over-year growth in what is traditionally our softest quarter due to seasonality in our key North American EVLT(R) market. Additionally, Diomed delivered revenue for the nine months ended September 30, 2006 of $16 million, an increase of $2.5 million, or 18%, over the first nine months of 2005, while EVLT(R) sales increased a solid 23%."

"Of particular note is our continued growth in laser market share. During the three-month period ending August 2006, Diomed sold over three times the number of lasers sold by our largest competitor, strengthening our belief that Diomed's installed base exceeds the installed base of all of our laser competitors combined." Wylie further commented.

Gross profit for the third quarter of 2006 was $2.3 million, representing an increase of $208,000, or 10%, over the third quarter of 2005. Gross profit as a percentage of sales of 43% decreased 2.4 percentage points against the third quarter of 2005, as a less favorable product mix and lower overhead absorption offset favorable pricing variances. The Company has targeted continued improvement in gross profit levels to the 60% level and higher, consistent with other proprietary medical device companies, as the EVLT(R) product line grows.

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

Selling and marketing expenses for the third quarter of 2006 were $2.7 million, an increase of $606,000, or 29%, over the third quarter of 2005. The increase was driven by an expansion of our sales force, higher sales commissions resulting from the increased sales volume and increased marketing expenditures in support of our sales initiatives to drive the growing commercialization of EVLT(R). For the nine months ended September 30, 2006, selling and marketing expenses were $8.5 million, an increase of $1.8 million, or 27%, over the same period of 2005.

General and administrative expenses for the third quarter of 2006 of $1.9 million increased $95,000, or 5%, compared to the third quarter of 2005, and were relatively flat sequentially. Total third quarter legal costs of $694,000 decreased $16,000 from the second quarter of 2006, with a reduction in the continuing cost of litigation against our primary laser competitors offset by the cost of litigation in the action brought by our radio-frequency competitor. For the nine months ended September 30, 2006, general and administrative expenses were $5.9 million, an increase of $390,000, or 7%, over the same period in 2005.

Losses from operations for the third quarter of 2006 of approximately $2.7 million increased $513,000 from the third quarter of 2005, as gains from incremental revenue were offset by increased selling and marketing costs and $126,000 in SFAS 123R compensation costs. Losses from operations for the nine months ended September 30, 2006 were $8.3 million, compared with $7.2 million for the same period in 2005, and included $444,000 in SFAS 123R stock based compensation charges.

Net loss for the third quarter of 2006 of $3.0 million increased by $620,000, or 26%, from the third quarter of 2005. Net loss for the third quarter of 2006 includes a $69,000 non-cash, non-operating loss for the increase in the fair value of the warrant obligation entered into on September 30, 2005, as the market price of the Company's stock increased from $1.11 at June 30, 2006 to $1.20 at September 30, 2006. As a result of the financing which closed on September 29, 2006, the Company marked to market the warrant obligation for a final time and reclassified its mezzanine level preferred stock and warrant liability to permanent equity.

Upon completion of the 2006 preferred stock financing, the Company recorded a one-time, non-cash, non-operating beneficial conversion feature charge of $469,938, since the market price of the Company's common stock on September 29, 2006 of $1.20 was above the $1.15 effective conversion price of the immediately convertible preferred stock. The Company also recorded a one-time, non-cash, non-operating deemed dividend of $3.0 million on the exchange of the 2005 preferred stock for the 2006 preferred stock.

Net loss applicable to common stockholders for the third quarter of 2006 was $6.7 million, or $0.35 per share, compared to $3.1 million, or $0.16 per share, for the third quarter of 2005. Net loss applicable to common stockholders for the third quarter of 2006 includes $167,000 of non-cash preferred stock dividends accreted for future increasing rate dividends and $149,000 of preferred stock cash dividends earned during the third quarter on the 2005 preferred stock. As noted above, the 2005 preferred stock was exchanged for the 2006 preferred stock under the 2006 financing, which does not accrue dividends unless a future dilutive financing is completed within certain terms.

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

The Company ended the third quarter of 2006 with a cash and short term investment balance of $13.4 million, compared to a cash and short term investment balance of $7.0 million at the end of the second quarter of 2006. The cash balance includes approximately, $9.3 million in net proceeds received from the 2006 preferred stock financing.

Conference Call Information

Diomed will hold a conference call to review its third quarter 2006 financial results on Thursday, October 26, 2006, at 10:00 a.m. (ET). The call will be hosted by James A. Wylie, Jr., President and Chief Executive Officer, and David
B. Swank, Chief Financial Officer.

Interested parties may access the conference call by dialing 866-831-6162 (domestic) or 617-213-8852 (international), participant pass code 146644724. The call will also be available via web cast at www.diomedinc.com.

If you are unable to participate, an audio digital replay of the call will be available from Thursday, October 26, 2006, 12:00 p.m. ET, until Thursday, November 2, 2006, 12:00 p.m. ET. The digital replay can be accessed by dialing 1-888-286-8010, (domestic) or 1-617-801-6888 - (international), using pass code 92289158. A web archive will also be available during this time period at www.diomedinc.com.

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

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

Safe Harbor

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 23 through 38 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

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

Diomed Holdings, Inc.
(Unaudited) Condensed Consolidated Statements of Operations
Three Months and Nine Months Ended September 30, 2006 and 2005

                                             Three Months    Three Months     Nine Months     Nine Months
                                                 Ended           Ended           Ended           Ended
                                             September 30,   September 30,   September 30,   September 30,
                                                 2006            2005            2006            2005
                                             -------------   -------------   -------------   -------------
Revenues                                     $  5,321,080    $  4,582,840    $ 15,972,476    $ 13,488,120

Cost of revenues                                3,042,223       2,511,536       8,786,487       7,325,127
                                             ------------    ------------    ------------    ------------

Gross profit                                    2,278,857       2,071,304       7,185,989       6,162,993
                                             ------------    ------------    ------------    ------------

Operating expenses:
   Research and development                       422,596         403,498       1,140,170       1,150,712
   Selling and marketing                        2,687,000       2,080,723       8,490,263       6,693,660
   General and administrative                   1,906,886       1,811,921       5,865,439       5,475,535
                                             ------------    ------------    ------------    ------------

      Total operating expenses                  5,016,482       4,296,142      15,495,872      13,319,907
                                             ------------    ------------    ------------    ------------

      Loss from operations                     (2,737,625)     (2,224,838)     (8,309,883)     (7,156,914)
                                             ------------    ------------    ------------    ------------

Other (income) expense

(Gain) Loss on fair value adjustment on
warrant liability                                  68,995              --        (971,442)             --
Interest expense, non-cash                         96,078          98,904         288,229       1,502,760

Interest expense, net  and other (income)          76,480          35,405            (958)        187,773
                                             ------------    ------------    ------------    ------------
      Total other (income) expense, net           241,553         134,309        (684,171)      1,690,533
                                             ------------    ------------    ------------    ------------


Net loss                                       (2,979,178)     (2,359,147)     (7,625,712)     (8,847,447)


Less preferred stock cash dividends              (149,063)             --        (447,353)             --

Less preferred stock non-cash dividends          (167,480)       (762,656)       (483,586)       (762,656)
Less beneficial conversion feature on

   2006 preferred stock                          (469,938)             --        (469,938)             --
Less deemed dividend on the exchange of

   2005 preferred stock                        (2,980,439)             --      (2,980,439)             --
                                             ------------    ------------    ------------    ------------

Net loss applicable to common stockholders   $ (6,746,098)   $ (3,121,803)   $(12,007,028)   $ (9,610,103)
                                             ============    ============    ============    ============

   Basic and diluted net loss per share
applicable to common stockholders            $      (0.35)   $      (0.16)   $      (0.62)   $      (0.50)
                                             ============    ============    ============    ============

   Basic and diluted weighted average
common shares outstanding                      19,448,728      19,423,728      19,447,812      19,143,276
                                             ============    ============    ============    ============

Diomed Holdings, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2006 (unaudited) and December 31, 2005

ASSETS                                                      September 30, 2006     December 31, 2005
                                                            ------------------     -----------------
Current assets:
   Cash and cash equivalents                                  $12,941,840             $ 9,562,087
   Short term investments                                         498,595               3,566,454
   Accounts receivable, net                                     2,629,923               2,824,717

   Inventories                                                  3,874,721               3,059,886

   Prepaid expenses and other current assets                      713,820                 444,453
                                                              -----------             -----------

      Total current assets                                     20,658,899              19,457,597


Property, plant and equipment, net                              1,272,790               1,171,703

Intangible assets, net                                          4,125,294               4,302,915
Investment                                                      1,000,000                 500,000

Other assets                                                      229,014                 294,810
                                                              -----------             -----------

Total assets                                                  $27,285,997             $25,727,025
                                                              ===========             ===========

LIABILITIES, PREFERRED STOCK AND
STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                           $ 4,180,333             $ 3,561,786
   Accrued expenses                                             2,104,597               2,298,823

   Current portion of deferred revenue                            260,625                 257,889

   Bank loan                                                      420,519                  53,924
   Current maturities of capital lease obligations                  1,389                   2,047
   EVLT technology payable (zero face value at
   September 30, 2006 and  $250,000 face
   value,  net of  $4,902 debt discount at
   December 31, 2005)                                                  --                 245,098
   Warrant liability                                                   --               1,898,213
                                                              -----------             -----------

      Total current liabilities                                 6,967,463               8,317,780

Deferred revenue, net of current portion                          108,527                 144,428

Capital lease obligation, net of current maturities                 2,778                   4,094
Convertible notes payable ($3,712,000 face value,
   net of $3,712,000 debt discount at
   September 30, 2006 and $3,712,000 face value,
   net of $1,081,727 debt discount at
   December 31, 2005)                                                  --               2,630,273
                                                              -----------             -----------

      Total liabilities                                         7,078,768              11,096,575

Preferred Stock                                                        --               7,819,658

Stockholders' equity                                           20,207,229               6,810,792
                                                              -----------             -----------

Total liabilities, preferred stock and stockholders' equity   $27,285,997             $25,727,025
                                                              ===========             ===========


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